EXHIBIT 10.31
July 8, 2019

Francois Barbier
12608 Via Ventana Way
Los Altos Hills, CA 94022

Dear Francois,
This addendum shall apply to the extension of your International Relocation program benefits from July 1, 2019 to June 30, 2022. This addendum also confirms our mutual understanding that the terms and conditions stipulated below will continue to apply during this extension.
Housing Allowance
Flextronics will provide you with reasonable leased housing, not to exceed up to USD 6,600 per month including utilities (gas, electricity, water, management fees, handling fees, government fees but not to include personal telephone expenses). These expenses will be paid by our Relocation Provider to you or the housing provider and will be grossed up for applicable taxes.
Home Leave
You will be entitled to one business class round trip airfare per year, for you and your eligible family members from the US to France. This benefit will be grossed up for applicable taxes.
Auto Allowance
You will be provided an auto allowance of USD 1,200 monthly, grossed up for applicable taxes.
Tax Consultation/Preparation
You will be provided with ‘home country’ and ‘host country’ tax preparation services for your home and host country tax returns as needed, prepared by PricewaterhouseCoopers (PwC). It is your responsibility to provide all relevant information on a timely basis, to adhere to all applicable tax regulations, and to file appropriate tax returns in a timely manner. PwC will assist you in filing any forms necessary in order to take full advantage of favorable tax treatment. You will be personally responsible for payment of all individual income taxes in the home or host country.
Pension and Social Security Coverage
Flextronics will pay for the French Annual Voluntary Social Security and Pension contribution, grossed up for applicable taxes, on your behalf.

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During your extension, you will remain an employee of Flextronics International USA, Inc., unless terminated by either party in accordance with the terms of your employment contract. If the terms of this relocation addendum are acceptable to you, please sign and return a copy of this letter.

Yours truly,

/s/ Paul Onitsuka
Paul Onitsuka
Vice President, Global Mobility

I, Francois Barbier, understand and agree to the terms and conditions of this letter.

/s/ Francois Barbier	July 1, 2019
Francois Barbier	Date

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